CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 26, 2006, to this Registration Statement on Form SB-2 of Edgewater Foods International, Inc. for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/  LBB &Associates Ltd., LLP

LBB &Associates Ltd., LLP

Houston, Texas

February 9, 2007